FEDERAL DEPOSIT INSURANCE CORPORATION
                              WASHINGTON, DC 20429

                                    FORM F-4

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTER ENDING SEPTEMBER 30, 1995

                          FDIC CERTIFICATE NO. 24082-6


                                   TRIAD BANK
                (Exact name of bank as specified in its charter)


                                 NORTH CAROLINA
                            (State of Incorporation)

                                   56-1328631
                      (IRS Employer Identification Number)


                             113 NORTH GREENE STREET
                        GREENSBORO, NORTH CAROLINA 27401
                          (Address of Principal Office)

                                  (910)271-4700
              (Registrant's Telephone Number, Including Area Code)

                         Securities Registered Pursuant
                          to Section 12(g) of the Act:

                          COMMON STOCK, $2.50 PAR VALUE


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                           YES     X                  NO

The number of shares of the Registrant's common stock outstanding as of October 31, 1995 was 1,831,699.

                                 BALANCE SHEETS
                                   TRIAD BANK
                                 (In thousands)



                                                                September        December 31       September
                                                                   30                                 30
                                                                  1995              1994             1994
                                                               ------------      ------------     ------------

ASSETS

Cash and due from banks                                      $      15,516     $      10,591    $      11,214
Investment securities (Note 2)                                      45,218            45,940           47,626
Federal funds sold                                                   7,220             2,540            7,630

Loans (Note 3)                                                     128,175           115,155          110,828
   Allowance for loan losses                                       (2,585)           (2,490)          (2,459)
                                                               ------------      ------------     ------------

                                         NET LOANS                 125,590           112,665          108,369

Bank premises and equipment, net:                                    3,622             3,655            3,734
Other real estate owned                                                147               700              607
Closed bank premises                                                     0               812              807
Other assets                                                         1,924             1,684            1,689
                                                               ------------      ------------     ------------

                                      TOTAL ASSETS           $     199,237     $     178,587    $     181,676
                                                               ============      ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Non-interest bearing                                      $      45,090     $      41,442    $      38,250
   Interest bearing                                                136,209           121,191          128,281
                                                               ------------      ------------     ------------

                                    TOTAL DEPOSITS                 181,299           162,633          166,531

Short-term borrowings                                                1,069             1,591            1,044
Accrued expenses and other liabilities                               1,902               950            1,079
                                                               ------------      ------------     ------------

                                 TOTAL LIABILITIES                 184,270           165,174          168,654

Stockholders' Equity
   Common stock                                                      4,547             4,542            4,328
   Surplus                                                           7,525             7,521            6,771
   Undivided profits                                                 2,924             1,544            2,062
   Unrealized loss on available for sale                              (29)             (194)            (139)
securities
                                                               ------------      ------------     ------------

                        TOTAL STOCKHOLDERS' EQUITY                  14,967            13,413           13,022
                                                               ------------      ------------     ------------

                             TOTAL LIABILITIES AND
                              STOCKHOLDERS' EQUITY           $     199,237     $     178,587    $     181,676
                                                               ============      ============     ============

                              STATEMENTS OF INCOME
                                   TRIAD BANK
                      (In thousands except per share data)



                                                             Three Months ended September 30      Nine months ended September 30
                                                              1995            1994                 1995                 1994
                                                           ---------------------------------------------------------------------
INTEREST INCOME
   Loans                                                 $      3,018    $      2,426         $        8,587    $         6,693
   Investment securities                                          624             587                  1,918              1,812
   Federal funds sold                                              38               9                    114                 42
                                                           -----------     -----------          -------------     --------------
                                TOTAL INTEREST INCOME           3,680           3,022                 10,619              8,547

INTEREST EXPENSE
   Deposits                                                     1,488           1,070                  4,114              2,873
   Other                                                           10              17                     59                 79
                                                           -----------     -----------          -------------     --------------
                               TOTAL INTEREST EXPENSE           1,498           1,087                  4,173              2,952
                                                           -----------     -----------          -------------     --------------
                                  NET INTEREST INCOME           2,182           1,935                  6,446              5,595

PROVISION FOR LOAN LOSSES                                          75               0                    125                150
                                                           -----------     -----------          -------------     --------------
                            NET INTEREST INCOME AFTER
                            PROVISION FOR LOAN LOSSES           2,107           1,935                  6,321              5,445

NON-INTEREST INCOME
   Service charges on deposit accounts                            335             298                    952                927
   Other income                                                    90             227                    412                444
   Gain on investment securities                                    0               0                      0                  2
                                                           -----------     -----------          -------------     --------------
                            TOTAL NON-INTEREST INCOME             425             525                  1,364              1,373
                                                           -----------     -----------          -------------     --------------

NON-INTEREST EXPENSE
   Salaries and employee benefits                               1,079           1,008                  3,185              2,941
   Occupancy and equipment                                        425             419                  1,309              1,180
   Other                                                          443             542                  1,635              1,749
                                                           -----------     -----------          -------------     --------------
                           TOTAL NON-INTEREST EXPENSE           1,947           1,969                  6,129              5,870
                                                           -----------     -----------          -------------     --------------

                           INCOME BEFORE INCOME TAXES             585             491                  1,556                948

PROVISION FOR INCOME TAXES (Note 4)                                16             137                    176                232
                                                           -----------     -----------          -------------     --------------

                                           NET INCOME    $        569    $        354         $        1,380    $           716
                                                           ===========     ===========          =============     ==============

                           PRIMARY EARNINGS PER SHARE    $       0.31    $       0.20         $         0.76    $          0.40
                                                           ===========     ===========          =============     ==============
                     FULLY DILUTED EARNINGS PER SHARE    $       0.30    $       0.19         $         0.74    $          0.39
                                                           ===========     ===========          =============     ==============

Average number of shares outstanding                        1,818,623       1,814,469              1,817,707          1,811,359
                                                           ===========     ===========          =============     ==============
Fully diluted average number of shares outstanding          1,875,837       1,835,980              1,874,921          1,832,870
                                                           ===========     ===========          =============     ==============



                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   TRIAD BANK
                          (In thousands, except shares)



                                                                                            Unrealized Loss         Total
                                                                                                  on
                                    Number        Common                     Undivided     Available-for-Sale   Stockholders'
                                   of Shares       Stock        Surplus       Profits         Securities           Equity
                                   ----------    ----------    ----------    -----------   ------------------   --------------

Balance January 1, 1994            1,721,063        $4,303        $6,734         $1,346                   $0          $12,383

Net Income                                                                          716                                   716

Issuance of Common Stock              10,146            25            37                                                   62

Unrealized Loss on Available-
    for-Sale Securities, Net                                                                           (139)            (139)
of Tax
                                   -------------------------------------------------------------------------------------------

Balance September 30, 1994         1,731,209        $4,328        $6,771         $2,062               ($139)          $13,022
                                   ===========================================================================================






Balance January 1, 1995            1,816,829        $4,542        $7,521         $1,544               ($194)          $13,413

Net Income                                                                        1,380                                 1,380

Issuance of Common Stock               1,794             5             4                                                    9

Decrease in Unrealized Loss on
   Available-for-Sale
Securities,
   Net of Tax                                                                                            165              165
                                   -------------------------------------------------------------------------------------------

Balance September 30, 1995         1,818,623        $4,547        $7,525         $2,924                ($29)          $14,967
                                   ===========================================================================================


                            STATEMENTS OF CASH FLOWS
                                   TRIAD BANK
                                 (In thousands)




                                                                                         Nine Months Ended September 30
                                                                                           1995                 1994
                                                                                        ------------         ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                            $       1,380        $         716
                                                                                        ------------         ------------
Adjustments to reconcile net income to cash:
   Market value adjustment on available-for-sale securities                                     165                (139)
   Depreciation and amortization                                                                375                  359
   Amortization of premiums and discounts, net                                                   91                  206
   Provision for loan losses                                                                    125                  150
   Net (gain) on investment securities                                                            0                  (2)
   Net (gain)  on sale of other real estate                                                   (176)                (104)
   Decrease  in other assets                                                                    572                  306
   Increase (decrease) in accrued expenses and other liabilities                                952                (310)
                                                                                        ------------         ------------
                         TOTAL ADJUSTMENTS TO RECONCILE
                                                              NET INCOME TO CASH              2,104                  466
                                                                                        ------------         ------------

                                       NET CASH PROVIDED BY OPERATING ACTIVITIES              3,484                1,182
                                                                                        ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities                                                           (1,762)             (12,137)
Proceeds from maturities of investment securities                                             2,393                7,444
Proceeds from sales of investment securities                                                      0                5,049
Net (increase) decrease in loans from originations and repayments                          (13,050)              (7,001)
Purchase of bank premises and equipment                                                       (344)                (792)
Proceeds from sale of fixed assets                                                                2                    5
Proceeds from sale of other real estate                                                         729                  921
                                                                                        ------------         ------------

                                        NET CASH  (USED) BY INVESTING ACTIVITIES           (12,032)              (6,511)
                                                                                        ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase  in deposits                                                                    18,666                9,540
Net increase (decrease) in short-term borrowings                                              (522)                   83
Proceeds from issuance of common stock                                                            9                   62
                                                                                        ------------         ------------

                                      NET CASH PROVIDED  BY FINANCING ACTIVITIES             18,153                9,685
                                                                                        ------------         ------------

                                      NET INCREASE  IN CASH AND CASH EQUIVALENTS              9,605                4,356

Cash and cash equivalents, beginning of period                                               13,131               14,488
                                                                                        ------------         ------------

Cash and cash equivalents, end of period                                              $      22,736        $      18,844
                                                                                        ============         ============

NOTES TO FINANCIAL STATEMENTS
TRIAD BANK




(1)      Accounting Policies

         The financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.


(2)      Investment Securities

         Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that investments in equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in three categories.

         Debt securities that management has the positive intent and ability to hold to maturity are to be classified as securities held to maturity. Held to maturity securities are reported at amortized cost. Debt and equity securities that are held principally for the purpose of selling them in the near term are to be classified as trading securities. Trading securities are reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading are to be classified as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

         Upon adoption of SFAS 115 as of January 1, 1994, the Bank classified securities with an amortized cost of $17,255,000 as available for sale at their fair value of $17,332,000. The excess of the fair value over the amortized cost, net of tax, equal to $47,000 was recorded as an increase to stockholders' equity. The application of FASB 115 should not have a material impact on the Bank's results of operations, but increased volatility of stockholders' equity and related capital ratios could result from changes in unrealized gains and losses on securities classified as available for sale.

         The Bank does not have any trading securities.

         Following is a summary of the cost and market values of the investment portfolio at each of the balance sheet dates presented:


                                          September 30  December 31   September 30
                                              1995         1994          1994
HELD TO MATURITY
  Amortized Cost .....................     $ 38,206      $ 38,403      $ 37,638
  Market Value .......................       37,767        35,863        35,793
  Unrealized Loss ....................     ($   439)     ($ 2,540)     ($ 1,845)

AVAILABLE FOR SALE
  Amortized Cost .....................     $  7,045      $  7,831      $ 10,220
  Market Value .......................        7,012         7,537         9,988
  Unrealized Loss ....................     ($    33)     ($   294)     ($   232)
  Unrealized Loss, Net of Tax ........     ($    29)     ($   194)     ($   139)


(3)      Loans

     In May, 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (Statement 114), "Accounting by Creditors for Impairment of a Loan", and in October 1994 issued Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", an amendment of Statement 114.

         Statements 114 and 118 prescribe the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled-debt restructurings. The statements were adopted January 1, 1995 with no material impact on the Bank's financial statements.

(4)      Income Taxes

         The difference between income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes results from tax-exempt securities interest and a reduction of the deferred tax asset valuation allowance primarily related to applying net operating losses.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                     MATERIAL CHANGES IN FINANCIAL CONDITION

   Since year end 1994, there have been no material changes in the financial condition of the Bank.

                    MATERIAL CHANGES IN RESULTS OF OPERATIONS

The increase in net interest income is the direct result of the increase in loans outstanding over their level at September 30, 1994.

Included in other non-interest income for the three months and nine months ended September 30, 1995, are gains on sales of other real estate of $14,000 and $176,000, respectively, compared to $48,000 and $104,000 for the same respective periods of 1994. Included in other non-interest expense for the three months and nine months ended September 30, 1995, is the one-time refund of FDIC insurance premiums of $104,000.

Occupancy and equipment expense in the 1995 reported periods reflects an increase in rent expense associated with new and renovated branch facilities, as well as scheduled rent increases on other leases.

                                OTHER INFORMATION

Item 11 - Exhibits, Financial Statement Schedules, and Reports on Form F-3

(b)      Reports on From F-3

         A report on Form F-3 dated October 24, 1995 was filed under Item 12 - Other Materially Important Events, announcing that Triad Bank had entered into an Agreement and Plan of Reorganization and Merger with United Carolina Bancshares Corporation.

(c)      Exhibits



         Exhibit
             #                   Description

             4             Statement related to computation of per share earnings







                                   SIGNATURES




Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TRIAD BANK



        11/13/95                      /s/  James E. Mims
         Date               Chairman and Chief Executive Officer



        11/13/95                      /s/  Richard M. Cobb
          Date              Senior Vice President and Chief Financial Officer






                                                              EXHIBIT II C (4)
                                   TRIAD BANK
                        STATEMENT RELATED TO COMPUTATION
                              OF PER SHARE EARNINGS





                                                          Three Months Ended September 30        Nine Months Ended September 30
                                                              1995               1994               1995                1994
                                                          --------------     --------------     --------------      --------------
(In thousands, except share and per share data)


Net Income                                                         $569               $354             $1,380                $716
                                                          ==============     ==============     ==============      ==============

Primary weighted average shares outstanding                   1,818,623          1,814,469          1,817,707           1,811,359
                                                          ==============     ==============     ==============      ==============

Primary earnings per share                                        $0.31              $0.20              $0.76               $0.40
                                                          ==============     ==============     ==============      ==============






Net Income                                                         $569               $354             $1,380                $716
                                                          ==============     ==============     ==============      ==============

Fully diluted weighted average shares outstanding:
   Weighted average shares outstanding                        1,818,623          1,814,469          1,817,707           1,811,359

Shares to be issued pursuant to stock option agreements          57,214             21,511             57,214              21,511
                                                          --------------     --------------     --------------      --------------
Fully diluted weighted average shares outstanding             1,875,837          1,835,980          1,874,921           1,832,870
                                                          ==============     ==============     ==============      ==============

Fully diluted earnings per share                                  $0.30              $0.19              $0.74               $0.39
                                                          ==============     ==============     ==============      ==============
